Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in the Registration Statement (No. 333-92296) on Form S-8 of Greystone Logistics, Inc. of our report dated August 29, 2014, relating to our audits of the consolidated financial statements of Greystone Logistics, Inc., which appear in this Annual Report on Form 10-K for the year ended May 31, 2014.

/s/ HoganTaylor LLP

Tulsa, Oklahoma
August 29, 2014